Exhibit 3.1

INTRODUCTION

This document is the Constitution for a Limited Liability company incorporated under the Corporations Act 2001 of the Commonwealth of Australia and contains a number of rules which sets out how the company is to be managed.

The rules incorporate or amend the forty-one replaceable rules described in the Company Law Review Act and has additional rules to assist Members and Directors of the Company to manage the affairs of their company efficiently.

Directors and Members should see the Rules contained in this Constitution as merely a guide to how they must conduct the affairs of their Company. Where there is any doubt as to the management of the company, the powers of Directors or Members to make a decision or take a particular act reference should be made to the Corporations Act 2001 and advice sought from the Company’s professional advisers.

INDEX OF CONSTITUTION

Rule and Description

ACCOUNTS

33	Proper accounts to be kept in accordance with Law

ALTERATION OF CAPITAL

14	Increases, consolidation and altering rights to shares

AUDITORS

34	Auditors to be appointed in accordance with the Law

BORROWING POWERS

15	Directors borrowing authority

CAPITAL

3	Shares

CAPITALISATION OF PROFITS

13

COMPANY SEAL

30	Signing and countersigning

31	Alternative method of Execution

DIRECTORS

20	Directors

21	Alternate Directors

22	Rotation of Directors

23	Associate Directors

24	Vacation of Office of Directors

25	Director’s contracts

26	Managing and Governing Directors

27	Powers of Directors

28	Minutes of Director’s Meetings

29	Proceedings of Directors

DIVIDENDS AND RESERVE

32	Company may declare dividends and hold reserves

GENERAL MEETINGS

16	Requirement to hold Annual General Meeting

17	Proceedings at general meetings

21	Resolutions without meetings

INCONSISTENCY WITH CORPORATIONS LAW

40	Rules subject to The Corporation Act 2001

INDEMNITY

37	Directors and officers indemnified out of Company funds

INSURANCE

38	Company may insure Directors and Officers for negligent acts

INTERPRETATION

2	Meanings assigned to words and expressions

INTRODUCTION

1

MEDIATION

39	Disputes to be subject to Mediation

MEETINGS

17	Procedures at Meetings

NOTICES

35	Serving of notices by Company

SECRETARY

18

19	Inspection of Books

SHARES

4	Conditions and rights of shares and control

6	Modification of rights

7	Share Certificates

8	Lien on shares

9	Calls on Shares

10	Transfer of Shares

11	Transmission of Shares

TRUSTS SHALL NOT BE RECOGNISED

5	No Trust concerning shares to be recognised

WINDING UP

36	Procedure on Winding up

Corporations Law

Company Limited by Shares

CONSTITUTION OF

A.C.N. 617 155 978 LMITED

1	INTRODUCTION

1.1	Name of the Company is A.C.N. 617 155 978 LIMITED A.C.N. 617 155 978.

1.2	Subject to the Corporations Act 2001 of the Commonwealth of Australia in force from time to time the Company has the rights, the powers, and the privileges of a natural person and without limiting those powers has power :-

1.2.1	To issue and allot shares in the company which may be full or partly paid, may be of different classes and may have different entitlements and rights attaching to them.

1.2.2	To acquire its own shares.

1.2.3	To conduct any business, engage in any activity and do any act that it is authorised by any law to do.

1.2.4	To acquire and undertake the whole or any part of the business property and liabilities of any person or company carrying on any business which the Company is authorised to carry on or possessed of property suitable for the purposes of this Company.

1.2.5	To amalgamate with any other company, firm or person or association to those of this Company and to promote or establish any other company or companies for the purpose of acquiring all or any directly or indirectly the objects or interest thereof and to purchase, take in exchange, subscribe for or otherwise acquire and to hold shares in or debentures of any such company and to guarantee the payment of any debentures or other securities issued by any such company.

1.2.6	To enter into partnership or any arrangement for sharing profits, union of interest, cooperation, joint venture, reciprocal concessions or otherwise with any persons or company carrying on or engaged in or about to carry on or engage in any business or transaction which this Company is authorised to carry on.

1.2.7	To take or otherwise acquire and hold shares in any other company having objects similar to those of this Company.

1.2.8	To enter into any arrangements with any governments or authorities, municipal, local or otherwise that may seem conducive to the Company’s objects or any of them and to obtain from any such government or authority any rights, privileges and concessions which the Company may think it desirable to obtain and to carry out, exercise and comply with any such arrangements, rights, privileges, and concessions.

1.2.9	To establish and support or aid in the establishment and support of associations, institutions, funds, trusts and conveniences calculated to benefit Directors, employees, ex-Directors or ex-employees of the Company or its predecessors in business or the dependants or connections of such persons and to grant pensions and allowances and to make payments towards insurance and to subscribe or guarantee money for charitable or benevolent objects or for any exhibition or for any public general or useful object.

1.2.10	To promote any company or companies having objects similar to those of this Company for the purpose of acquiring all or any of the property, rights and liabilities of this Company or for any other purpose which may seem directly or indirectly calculated to benefit this Company.

1.2.11	To undertake and execute either gratuitously or otherwise any trust the undertaking whereof may seem desirable and to make, execute or enter into any trust, trust deed, declaration of trust or other deed or instrument and to vary, amend or revoke the same by deed, instrument or otherwise.

1.2.12	Generally to purchase, take on lease or in exchange, hire or otherwise acquire any real and personal property and any rights or privileges which the Company may think necessary or convenient for the purposes of its business and in particular any land buildings, easements, machinery, plant and stock-in-trade.

1.2.13	To invest and deal with the moneys of the Company in such manner as may from time to time be determined and to receive moneys on deposit for a fixed period or at call and at interest or otherwise.

1.2.14	To advance, deposit or lend moneys (either with or without security) to or with such person or persons, company or companies and on such terms as may seem expedient.

1.2.15	To guarantee or become liable for the payment of money or for the performance of obligations of all kinds.

1.2.16	To guarantee the account of or otherwise finance any person or persons, company or companies, business or undertaking.

1.2.17	To borrow or raise or secure the payment of money or the satisfaction of any obligations of the Company in such manner as the Company shall think fit and in particular by the issue of debentures perpetual or otherwise charged upon all or any of the Company’s property (both present and future) including its uncalled capital and to give security by charging uncalled capital, and to grant a fixed or floating charge on any of the Company’s property and to purchase, redeem or pay off any such securities.

1.2.18	To remunerate any person or company for services rendered or to be rendered in placing or assisting to place or guaranteeing the placing of any of the shares in the Company’s capital or any debentures, debenture stock or other securities of the Company or in or about the formation or promotion of the Company or the conduct of its business.

1.2.19	From time to time to settle any property real or personal upon a trustee or trustees selected by the Directors for the benefit of any person or persons selected by the Directors upon such trusts as the Directors shall determine and for the purpose to execute all such deeds or settlement, assurances, transfers and other documents and do all such things as the Directors shall determine.

1.2.20	To draw, make, accept, endorse, discount, execute and issue promissory notes, bills of exchange, bills of lading, warrants, debentures, and other negotiable or transferable instruments.

1.2.21	To adopt such means of making known the undertakings and products of the Company as may seem expedient and in particular by broadcasting, advertising in the press, by circulars, by purchase and exhibition of works of art or interest by publication of books and periodicals and by granting prizes, rewards and donations.

1.2.22	To sell or dispose of the undertaking of the Company or any part thereof for such consideration as the Company may think fit and in particular for shares, debentures or securities of any other company having objects altogether or in part similar to those of this Company.

1.2.23	To procure the Company to be registered or recognised in any country or place where it may be deemed expedient to carry on business.

1.2.24	To sell, improve, manage, develop, exchange, lease, mortgage, enfranchise, dispose of, turn to account, or otherwise deal with all or any part of the property and rights of the Company.

1.2.25	To promote freedom of contract and to resist, insure against, counteract and discourage interference therewith and to subscribe to any association or fund for any such purposes, to enter into any industrial agreement with any associations, persons, unions or organisations and to vary and rescind the same to submit to or contest in and before any industrial Court or Wages or Conciliation Board whether State or Commonwealth any industrial dispute or matter or to combine with any other persons, firms or companies in such submission or contest and to use the Company’s funds for such purpose and to take all such steps as the Directors think fit to prevent or settle strikes or industrial disputes or matters by reconciliation or otherwise.

1.2.26	To pay all the costs, charges and expenses of the registration of the Company.

1.2.27	To appoint or authorise the Directors of the Company to appoint either with or without remuneration, agents, attorneys under power or other person, persons or corporations under power of attorney or otherwise in Australia and elsewhere to carry out and complete all or any of the objects of the Company and to arrange, conduct or manage the business or businesses of the Company or any matter or concern whatsoever in which the Company is now or may from time to time be or become or be about to become interested or concerned with the same as or more limited powers than the Directors of the Company have and from time to time revoke or cancel such appointment and authorities and to remove and if thought desirable re-appoint such agents, attorneys or other persons or corporations and determine their powers and to appoint any person, persons, company or corporation as the attorney or attorneys, agent or agents of the Company in any part of the world with full powers to do all such acts, matters and things as may be thought necessary and expedient in the interests of the Company and to delegate such power of appointment to any person or persons, company or corporation and from time to time revoke such appointment.

1.2.28	To distribute any of the property of the Company in specie or otherwise among the members.

1.2.29	To do all such other things as are incidental or conducive to the attainment of the above objects.

1.2.30	To sue and be sued.

1.3	The Company has its own separate legal existence, separate from the Members, Directors, its employees and agents and has its own property, its own rights and obligations. The assets of the Company may only be used for the Company’s purposes.

1.4	The Company is registered as a Public Company limited by shares and has continuous existence which existence shall continue even if one or more of the Company’s shareholders or Directors sell their shares, die or cease to have an association with the Company.

1.5	The liability of the Company’s shareholders is limited. A shareholder is liable to pay to the Company any amount unpaid on a shareholder’s share if called upon to do so.

2.	INTERPRETATION

2.1	In this Constitution unless there be something in the subject or context inconsistent then the following words and expressions shall have the following meanings:-

“Alternate Director” means any person who for the time being holds office as an alternate Director appointed in accordance with these Rules.

“The Law” shall mean the Corporations Act in force from time to time and any reference to a section of the Law shall mean a reference to the Corporations Act and the particular section of the Corporations Act.

“The Company” shall mean the abovenamed Company and when it does not refer to this Company shall be deemed to include any partnership or other body of persons incorporated or not incorporated and whether domiciled in New South Wales or elsewhere.

“Directors” and “Board” shall mean all or any number of the Directors for the time being of the Company acting in accordance of these Rules. In the event that the Company has only a sole Director, the word’s Directors shall mean Director.

“Dividend” shall mean any dividend arising from the division of the profits of the Company and shall include “bonus”.

“The Law” shall mean the “Corporations Act 2001” and any statutory modification amendment or reenactment thereof from time to time in force.

“Member” shall mean any person for the time being registered as the holder of any share of the Company.

“Office” or “Registered Office” shall mean the registered office for the time being of the Company.

“Officer” has the meaning given to that term in the Corporations Law.

“Paid” shall mean paid or credited as paid.

“Proceedings” shall mean any proceedings, whether civil or criminal being proceedings in which it is alleged that the person has done or omitted to do some act, matter or thing in his or her capacity as an Officer of the Company or of a subsidiary of the Company (including proceedings alleging that he or she was guilty of negligence, default, breach of trust or breach of duty in relation to the Company or a subsidiary of the Company).

“The Register” shall mean the register of shareholders charges and other information required by the Law.

“Registered Holder” shall mean any person for the time being registered in the register as the holder of any share of the Company.

“Resolution” shall mean “Declaration” in the event that the Company has only a sole Director.

“These Rules” shall mean the Rules forming part of the Company’s Constitution as originally adopted or as from time to time added to or amended.

“Share holder” shall have the same meaning as “Member”

“The Seal” or “The Common Seal” shall mean the common seal of the Company (if any).

“The Secretary” shall mean and include the Secretary and any assistant or acting Secretary and any other person for the time being appointed to perform whether alone or in addition to any other person or persons the duties of a Secretary of the Company.

“Signature” shall mean the impression of a mark by hand facsimile mechanical electronic or other means which is properly authorised by the person purported to have signed the document, signed shall mean the result of a signature produced by any means defined above.

“Special resolution” shall have the meaning assigned to that expression of the Corporations Act.

“Subsidiary” means any Company or corporation which for the time being is deemed to be a subsidiary of the Company in accordance with the Law.

“In writing” and “written” shall include printing and lithography and other modes of reproducing or representing words in a visible form and shall include electronic means provided the same can be recorded in a permanent form.

“Words” or “Expressions” contained in these Rules shall be interpreted in accordance with the provisions of the law as in force at the date of which such interpretation is required.

2.2	In these Rules unless a different intention appears:-

2.2.1	words importing a singular number only shall include plural number and vice versa;

2.2.2	words importing one gender only shall include the other gender;

2.2.3	words importing persons shall include companies and corporations;

2.3	Any heading or marginal note inserted in these Rules is included for convenience only and shall not affect the construction of these Rules.

2.4	The number of shareholders and Directors in the Company shall be not less than and not more than the number allowed by the Corporations Act.

3.	CAPITAL

The capital of the Company is unlimited and is divided into the following various classes.

Ordinary Shares

Such other class or classes of shares as shall be determined by the Directors from time to time

3.1	The subscriber share shall be a redeemable preference share which shall only be issued on the following terms:-

3.1.1	The subscriber share shall only be issued upon registration of the Company and shall only be issued to the person who becomes the First Member of the Company.

3.1.2	Subject to the Law the next issue of shares of any class or classes after the issue of the subscriber share and payment in full for those shares shall be deemed to have been issued for the purpose of redeeming the subscriber share provided that the value of the shares so issued is at least equal to the value of the subscriber share on issue. Upon the issue of those shares the subscriber share shall be redeemed at its nominal value and the issued capital of the Company shall then stand at an amount equal to the par value of the total number of shares which comprised that issue of shares.

3.1.3	The subscriber share shall entitle the holder to receive dividends and to receive notice of meetings and shall confer on any holder when present in person or by proxy or by attorney at any general meeting of the Company the right to cast one (1) vote upon a show of hands and upon a poll one vote for each share held.

3.2	The shares shall be under the control of the Directors who may allot or otherwise dispose of them to such persons and with such preferential, deferred or special rights privileges or conditions or with such restrictions whether in regard to dividend, voting, return of share capital or otherwise as the Directors may from time to time determine.

3.3	The Company may not make any issue of shares which would have the effect of transferring a controlling interest in the Company without the prior approval of a resolution of the Company in general meeting, provided that this prohibition shall not apply to an issue of shares or securities to a person who already holds a controlling interest in the Company or to an issue made in consequence of an offer of shares or securities to members generally in proportion to their then holdings.

3.4	No Director shall participate in an issue of shares to employees unless shareholders in general meeting have approved of the specific allotment to be made to such Director and unless such Director holds office in an executive capacity.

3.5	The Company shall not give whether directly or indirectly and whether by means of a loan guarantee, the provision of security the release of an obligation the forgiving of a debt or otherwise any financial assistance for the purpose of or in connection with the acquisition or proposed acquisition by any person of shares or units of shares in the Company or in a holding company (if any) of the Company or lend money on the security of its own shares or units of shares or shares or units of shares in a holding Company of the company but nothing in this Rule shall prohibit or prevent any such transactions as are permitted by “the Law” nor shall prejudicially affect the power of the Company to enforce repayment of any loans made to members of the Company or to exercise any lien.

3.6	Subject to the Law the Company may grant options to take up unissued shares in the Company on such terms and conditions as the Directors think fit.

3.7	The Directors may on the issue of shares differentiate between the holders as to the amount of calls to be paid and the times for payment.

3.8	The Company may subject to the provisions of the Law at any time pay a commission to any person for subscribing or agreeing to subscribe whether absolutely or conditionally for any shares or debentures of the Company or procuring or agreeing to procure subscriptions whether absolute or conditional for any shares or debentures of the company but so that the statutory conditions and requirements shall be observed and complied with and the amount or rate of commission shall not exceed ten per centum (10%) of the price at which the shares or debentures are issued. The commission may be paid or satisfied in cash or in shares or debentures of the Company or partly in one of such modes and partly in another or others.

3.9	There shall be no objection to any resolution which:-

3.9.1	declares a higher rate of dividend or distribution on the shares of any class or classes than the dividend declared or distribution made on the shares of any other class or classes; or

3.9.2	declares a dividend or makes a distribution for the shares of any class or classes to the exclusion of the shares of any other class or classes that such resolution was passed by the holder of the shares of the class or classes to receive the higher rate of dividend or distribution as the case may be and that such resolution was opposed by the holders of the shares of the class or classes to receive the lower rate of dividend or distribution or to be excluded from receiving a dividend or distribution as the case may be.

4	SHARES

4.1	Subject to the provisions of this Constitution and without prejudice to any special right previously conferred on the holders of any shares or class of shares, and save as provided by any contract with the Company the shares shall be under the control of the Directors who may allot or otherwise dispose of shares to such persons on such terms and conditions and at such times and either at a premium (subject to the Law), at a nominal value (subject to the Law) or at a discount (subject to the Law) and with such preferred deferred or other special rights restrictions or exclusions whether in regard to dividend, voting, return of capital, or otherwise, as the Directors may determine with full power to give any person the call of any shares either at nominal value or at a premium or at a discount and for such time and for such consideration as the Directors think fit.

4.2	The Company shall have power to issue preference shares which are or at the option of the Company are to be, liable to be redeemed in such manner and subject to such conditions as the Directors may determine.

4.3	Where any shares of the Company are issued for the purpose of raising money to defray the expenses of the construction of any works or buildings or the provision of plant which cannot be made profitable for a long period, the Company may, subject to the approval of a Court of competent jurisdiction and to any conditions and restrictions mentioned in the Law, pay interest on so much of that share capital as is for the time being paid up and may charge any sum so paid by way of interest to capital as part of the cost of construction of the work or buildings or the provision of plant as the case may be.

4.4	The Company may at any time convert an ordinary share into a preference share and may convert a preference share into an ordinary share. The Company shall not give, whether directly or indirectly and whether by means of a loan guarantee, the provision of security, the release of any obligation, the forgiving of a debt or otherwise, any financial assistance for the purpose of or in connection with the acquisition or proposed acquisition by any person of shares or units of shares in the Company or in a holding Company (if any) of the Company nor shall the Company in any way directly or indirectly acquire shares or units of shares in the Company or purport to acquire shares or units of shares in a holding Company except as permitted by this Constitution and by the Law or lend money on the security of its own shares or units of shares or shares or units of shares in a holding Company but nothing in this Rules shall prohibit or prevent any transaction that may be permitted by the Law nor shall any act prejudicially effect the power of the Company to enforce repayment of any loan made to a Member or to exercise any lien arising under these Rules.

5.	TRUSTS SHALL NOT BE RECOGNISED

Without prejudice to the rights of the Company and as otherwise by Law required, no person shall be recognised by the Company as holding any share upon any trust and the Company shall not be bound by or compelled in any way to recognise (even when having notice of the same) any equitable contingent future or partial interest in any share or any interest in any fractional part of a share or any other rights in respect of any share except an absolute right to the entirety thereof in the name of the registered holder.

6.	MODIFICATION OF RIGHTS

If at any time the share capital is divided into different classes of shares, the rights attached to any class (unless otherwise provided by the terms of issue of the shares of that class) may whether or not the Company is being wound up be varied with the consent in writing of the holders of three-fourths of the issued shares of that class or with the sanction of a special resolution passed at a separate general meeting of the holders of the shares of that class. To every such general meeting the provisions of these Rules relating to general meetings of the Company shall apply but so that the necessary quorum shall be two persons at least holding, or representing by proxy, one-third of the issued shares of the class and so that if at any adjourned meeting of such holders, such a quorum is not present such of those holders as are present shall be a quorum and further so that any holder of any shares of the class present in person or by proxy may demand a poll and on a poll shall have one vote for each share of that class held by such Member.

7	SHARE CERTIFICATES

7.1	Every person whose name is entered as a Member of the Company in the Register shall be entitled without payment to receive a certificate under the common seal if the Company has elected to have a common seal or under the signature of two Directors in the case that the Company has elected not to have a Company seal or (in the case of a certificate relating to a share or shares on a branch register) executed in some manner as complies with the Law but in respect of a share or shares held jointly by several persons, the Company shall not bound to issue more than one certificate and delivery of a certificate for a share or shares to any one of several joint holders shall be sufficient delivery to all such holders.

7.2	If any certificate or other document of title to shares is lost defaced or destroyed, a duplicate certificate or other document in lieu of such lost certificate or document shall be issued by the Company upon and subject to such conditions as the Directors may determine (taking into account the requirements of the law) upon application by the registered holder of the share or shares represented by the Certificate or other document of Title so lost defaced or destroyed or alternatively on application by any other person who at the relevant time is the owner of such certificate or other document of Title.

8.	LIEN ON SHARES

8.1	The Company shall have a first and paramount lien on every share registered in the name of a Member (whether solely or jointly with others) for all monies (whether presently payable or not) due by such Member or Members whether alone or jointly with any other person to the Company. The Company’s lien on a share shall extend to all dividends payable thereon.

8.2	The Directors may at any time declare any share to be wholly or in part and conditionally or otherwise exempt from any lien which has arisen or may arise in favour of the Company. Unless otherwise agreed the registration of a transfer of a share shall operate as a waiver of the Company’s lien on any share transferred.

8.3	The Directors may sell in such manner as they think fit, any share on which the Company has a lien but no sale shall be made unless a sum in respect of which the lien exists is presently payable, nor until the expiration of fourteen days after notice in writing stating and demanding payment of such part of the amount in respect of which the lien exists is presently payable nor until the expiration of fourteen days after notice in writing stating and demanding payment of such part of the amount in respect of which the lien exists as is presently payable has been given to the registered holder for the time being of the share or shares or the person entitled thereto by reason of such persons, death or bankruptcy.

8.4	To give effect to any sale for enforcing a lien in the exercise of the powers conferred the Directors may appoint some person to execute an instrument of transfer of the shares sold and may cause the purchaser’s name to be entered in the register in respect of such shares. The purchaser shall not be bound to see to the application of the purchase money or to the regularity of the proceedings in relation to the sale and the title to the shares shall not be effected by any irregularity or invalidity in such proceedings and after the Purchaser’s name has been entered in the Register in respect of such shares the validity of the sale shall not be impeached by any person and the remedy of any person aggrieved by the sale shall be in damages only and only against the Company.

8.5	The net proceeds of any such sale after deduction of the cost of the sale shall be applied in or towards the payment of such part of the amount (including all interest) in respect of which the Company’s lien exists as is at that time payable and the residue if any shall (subject to the lien for sums not presently payable as exist upon the shares before the sale) be paid to the person who at the date of sale was the registered holder of the shares or to such person’s legal personal representative.

9.	CALLS ON SHARES

9.1	The Directors may from time to time make such calls as they shall think fit on the Members in respect of any monies unpaid on the shares held by them (whether on account of the nominal value of the shares or by way of premium) but no such calls shall be made either in respect of any monies which are by the conditions of issue of such shares, made payable at fixed times or otherwise contrary to such conditions of issue and each Member shall pay the amount of every call so made on the Member to the persons and at the times and place specified by the Directors.

9.2	A call may be made payable in instalments.

9.3	If by the terms of issue of any share or otherwise any amount is made payable to the Company at any fixed time or by instalments whether on account of the amount of the share or by way of premium every such amount or instalment shall be payable as if it were a call duly made by the Directors of which due notice has been given and all the provisions of these Rules in respect of calls, payments of interest and expenses, forfeiture or otherwise shall apply to such amount or instalment accordingly.

9.4	A call shall be deemed to have been made at the time when the resolution of the Directors authorising such call was passed.

9.5	The Directors may on the issue of shares differentiate between such shares or between the holders thereof as to the amount of calls to be paid and the time of payment of calls.

9.6	The joint holders of a share shall be severally as well as jointly liable for the payment of all instalments and calls due in respect of such share holding.

9.7	Fourteen days notice of every call shall be given in writing to the holders of the shares in respect of which a call is made specifying the time and place of payment and to whom such call shall be paid PROVIDED THAT before the time for payment of such call the Directors may by notice in writing to the persons called upon to make such payment revoke the same or extend the time for payment.

9.8	If the sum payable in respect of any call or instalment is not paid on or before the day appointed for the payment the person from whom the payment is due shall be liable to pay interest on the amount due at such rate not exceeding twenty per centum per annum as the Directors shall determine from the day upon which payment should have been made to the day of actual payment. The Directors may waive the payment of interest wholly or in part.

9.9	On the trial or hearing of any action for the recovery of any money due for a call it shall be sufficient for the Company to prove that the name of the Member sued is entered in the Register as the holder or one of the holders of the shares in respect of which such debt arose AND that the resolution making the call was duly recorded in the minute book AND that notice of such call was given in accordance with this Constitution to the Member sued and IT SHALL NOT BE NECESSARY TO PROVE THE APPOINTMENT OF THE DIRECTORS WHO MADE THE CALL OR ANY OTHER MATTERS WHATSOEVER BUT the proof of the matters required by this Rule to be proved shall be conclusive evidence of the debt.

9.10	The Directors may if they think fit receive from any Member willing to advance the same all or any part of the money unpaid upon the shares held by such Member beyond the sums actually called up. Upon the money so paid in advance or on so much of that money as from time to time exceeds the amount of the calls at that time made, the Company may pay or allow interest at such rate as may be agreed between the Directors and the Members paying any such sum in advance but any amount for the time being paid in advance of calls shall not be included or taken into account in ascertaining the amount of any dividend payable upon the shares in respect of which such advance has been made. The Directors may at any time repay the amount so advanced upon giving the Member who has paid the amount one month’s notice in writing.

9.11	No Member shall be entitled in respect of any of the shares in the Company held by such Member whether alone or jointly with any other person to receive any dividend or to be present or to vote on any question either personally or by proxy at any meeting or upon a poll or to be counted in a quorum whilst any part of the call or other sum due to the Company shall remain unpaid.

10.	TRANSFER OF SHARES

10.1	A Member may transfer all or any of his or her shares by instrument in writing in any usual or common form or the form from time to time approved by the Australian Stock Exchange Limited or such other form as the Directors may prescribe or in the particular circumstances accept. The instrument shall be executed by or on behalf of the transferor; and the transferor shall remain the holder of the shares transferred until the transfer is registered and the name of the transferee is entered in the Register of Members.

10.2	The Directors may refuse to register any of the following transfers of shares without assigning any reason and their decision shall be absolute:-

10.2.1	any transfer of shares on which the Company has a lien or charge arising otherwise than by reason of such shares not being fully paid;

10.2.2	any transfer of a share on which a call has been made or an instalment is due and such call or instalment is unpaid;

10.2.3	any transfer the registration of which would result in a contravention or failure to observe the provisions of a law of the Commonwealth of Australia or of any State or Territory thereof.

10.2.4	any transfer the registration of which would create a new shareholding of less than 100 shares or less than a marketable parcel, whichever is the lesser, not being a transfer lodged for registration in the name of the nominee company of a stockbroker who is recognised as an odd lot broker by any Stock Exchange; or

10.2.5	any transfer the registration of which would result in more than 3 person being registered as Joint Holders otherwise than as the executors or trustees of the Will or estate of a deceased member.

10.3	When the Company refuses to register a transfer of any shares the Company shall within 10 business days after the date of lodgement of the transfer send to the transferee notice of refusal.

10.4	The transferor shall be deemed to remain the holder of the share until the name of the transferee is entered in the Register in respect thereof.

10.5	Every instrument of transfer shall be left at the Office or in the place where a share register is kept, together with such reasonable fee as the Directors require, accompanied by the certificate in respect of the shares to be transferred and such other evidence as the Directors may require to prove the title of the transferor or the right to transfer the shares. All instruments of transfer which shall be registered shall be retained by the Company but any instrument of transfer which the Directors may decline or refuse to register shall (except in the case of fraud) on demand be returned to the person depositing the same. Except as required by law there shall be no restriction on the transfer of any shares in the Company which are quoted or are to be quoted on any Stock Exchange.

10.6	In the exercise of their rights the Directors refuse to register a transfer of a share the Directors shall give to the lodging broker, if any, and the transferee written notice of the refusal and the precise reasons for refusal within 10 business days after the date on which the transfer was lodged with the Company.

10.7	The transfer books and register of members and debenture holders may be closed during such time or times as the Directors think fit PROVIDED THAT no such book or register shall be closed for more than 30 days in the aggregate in any calendar year.

10.8	The registration of transfers may be suspended at such times and for such periods as the Directors may from time to time determine provided the same shall not exceed in total thirty (30) days in any one calendar year.

11.	TRANSMISSION OF SHARES

11.1	11.1.1	In the case of the death of a Member who was one of two or more joint holders of shares in the Company the only persons recognised by the Company as having any title to such Members interest in the shares shall be the surviving joint holder or holders of the shares. The recognition of the Company of the title of the surviving shareholder or shareholders shall not release the estate of the deceased joint shareholder from any liability that had accrued in respect of a share prior to the Member’s death.

11.1.2	Where two or more persons are jointly entitled to any share in consequence of the death of a Member they shall be deemed to be joint holders of the share.

11.2	If a shareholder who does not own shares jointly dies the Company will recognise only the personal representatives of the deceased shareholder as being entitled to the deceased Member’s interest in the shares. The Directors, before approving the transfer of shares to the personal representative of a deceased shareholder, shall be entitled to sight such Grant of Probate, Letter of Administration or other document as shall reasonably satisfy the Directors as to the identity and authority of the person seeking to be registered as the shareholder in the capacity of personal representative.

11.3	If the personal representative gives the Directors the information they reasonably require to establish the representative’s entitlement to be registered, then the personal representative may:-

11.3.1	by giving a written and signed notice to the Company electing to be registered as the holder of the shares; or

11.3.2	by giving a completed transfer form to the Company.

11.3.3	transfer the shares to another person subject however to compliance with all other requirements in this Constitution for the transfer and registration of shares as applied to transfers generally.

11.4	The personal representative shall be entitled whether or not registered as the holder of the shares to the same rights as the deceased shareholder. Upon receiving an election under 11.3.1 the Company must register the personal representative as the holder of the shares.

11.5	If a person who is entitled to shares because of the bankruptcy of a shareholder gives the Directors such information as they reasonably require to establish the person’s entitlement to be registered as the holder of the share’s that person may by giving a written and signed notice to the Company in such form as the Directors may reasonably require, elect to be registered as the holder of the shares or by giving a completed transfer form transfer the shares to another person. Such a transfer must comply with the requirements of these Rules for the transfer and registration of transfers as applied to transfers generally. This Rule shall at all times be subject to the Bankruptcy Act 1966.

11.5.1	Upon receiving an election to be registered as the holder of shares the Company must register the person as the holder of the shares.

11.5.2	The person shall be entitled, whether or not registered as the holder of the shares, the same rights as the shareholder.

11.6	If a person who is entitled to shares because of the mental incapacity of a shareholder gives the Directors the information they reasonably require to establish the person’s entitlement to be registered as the holder of the shares, the person may, by giving a written and signed notice to the Company in such form as the Company may reasonably require, elect to be registered as the holder of the shares or by giving a completed transfer form to the Company transfer the shares to another person. Such a transfer must comply with the requirements of these Rules for the transfer and registration of transfers as applied to transfers generally.

11.6.1	Upon receiving an election to be registered as the holder of shares the Company must register the person as the holder of the shares.

11.6.2	The person shall be entitled, whether or not registered as the holder of the shares to the same rights as the shareholder.

12.	FORFEITURE OF SHARES

12.1	If any Member fails to pay any call or any instalment of a call by the day appointed for the payment, the Directors may at any time after that date while any part of the call or instalment remains unpaid, serve a notice on such Member requiring the Member to pay the same together with any interest that may have accrued and all expenses that may have been incurred by the Company as a consequence of the non-payment.

12.2	The notice shall name a further day which shall be at least fourteen days after the date upon which the notice is given and a place or places on and at which such call or instalment and interest and expenses must be paid. The notice shall also state that in the event of non-payment at or before the time and at the place appointed, the shares in respect of which the call was made or the instalment or other money is payable will be liable to be forfeited.

12.3	If the requirements of the notice are not complied with, any share in respect of which the notice was given may at any time after that date but before payment of all calls or instalments and interest and other expenses due in respect of the shares has been made be forfeited by a resolution of the Directors. Such forfeiture shall include all dividends declared in respect of the forfeited shares and not actually paid before the date of forfeiture.

12.4	When any share shall have been forfeited, notice of the forfeiture shall be given to the holder of the share or the person entitled thereto by transmission immediately prior to the forfeiture and an entry of the forfeiture with the date or the forfeiture shall immediately be made in the register but the failure to give such notice or to make such entry shall not in any way invalidate the forfeiture.

12.5	Any share so forfeited shall be deemed to be the property of the Company and the Directors may sell, re-allot or otherwise dispose of the same in such manner and upon such terms as they think fit. The Directors, may at any time before any share so forfeited shall have been sold, re-allotted or otherwise disposed of, set aside forfeiture upon such terms and conditions as they think reasonable. In the event of any share so forfeited being sold, re-allotted or otherwise disposed of within twelve months of the date of forfeiture, any residue of monies remaining after satisfaction of the unpaid calls, instalments, accrued interest and expenses shall be paid to the person who is recorded in the Register as being the owner of the shares immediately prior to the forfeiture or to such person’s legal personal representative.

12.6	A person whose shares have been forfeited shall remain liable to pay and shall immediately pay to the Company all calls instalments interest and expenses and then payable upon or respect of and not paid on such share at the time of forfeiture. The Directors may enforce the payment of that money or any part thereof if they think fit but shall not be under any obligation to do so. The liability of the person shall cease if and when the Company shall have received payment in full of all monies owed in respect of the share so forfeited.

12.7	A statement in writing declaring that the person making the statement is a Director or Secretary of the Company or is a person duly authorised by the Directors to make such a statement and that a share in the Company has been duly forfeited on a date stated in the declaration and has been resold, re-allotted or otherwise disposed of in accordance with these Rules shall, as against all persons claiming to be entitled to the share, be prima facie evidence of sale, re- allotment or other disposal. The Directors may (in an appropriate case) appoint a person to execute a transfer of the share in favour of the person to whom the share is sold, re-allotted or otherwise disposed of and the person acquiring the share shall thereupon be registered as the holder of the share and be deemed to be free and discharged from all calls instalments interest and expenses due and owing to the Company prior to such purchase, re-allotment or other disposition and such person shall not be bound to see to the application of the purchase money, if any, nor shall the Title of that person to the share be effected by any irregularity or invalidity in the proceedings relating to the forfeiture or the sale, re-allotment or other disposal of the share.

12.8	The provisions of these Rules as to forfeiture shall apply in the case of non- payment on any sum which in accordance with the terms of issue of a share becomes payable at a fixed time whether on account of the nominal value of the share or by way of premium as if the same had been payable as a consequence of a call properly made and notified.

13.	CAPITALISATION OF PROFITS

13.1	The Company may capitalise profits to pay up any amount unpaid on issued shares or pay up shares to be issued to Members as fully paid bonus shares.

13.2	The amount capitalised must be applied for the benefit of Members in the proportions in which the Members would have been entitled to dividends if the amount capitalised had been distributed as a dividend.

14.	ALTERATION OF CAPITAL

14.1	The Company may from time to time by resolution:-

14.1.1	increase the number of shares issued by such sum to be divided into shares of such amount and such class as the resolution shall prescribe; and

14.1.2	consolidate and divide all or any of its share capital into shares of larger or smaller amounts than its existing shares.

14.2	Without prejudice to any special rights or privileges attached to any shares existing at that time any new shares so issued shall be issued upon such terms and conditions and with such rights and privileges as shall be resolved upon at a general meeting and to the extent that no direction shall be given then as determined by the Directors. The new shares may be issued with a preferential or qualified right to dividends and in the distribution of the assets of the Company and with a special or without any voting right.

14.3	Except as otherwise provided by the conditions of issue or by these Rules any capital raised by the creation of new shares shall be subject to the same provisos with reference to issue, the payment of calls and instalments transfer and transmission forfeiture lien surrender and otherwise as the shares previously issued. Unless it is otherwise determined in accordance with these Rules new shares shall be Ordinary shares.

14.4	The Company may from time to time by resolution subdivide its shares or any of them into shares of a smaller amount, provided that in the subdivision the proportion between the amount paid and the amount unpaid on each subdivided share shall be the same as it was in the case of the share from which the subdivided share may be derived.

14.5	The resolution whereby any share is subdivided may determine that as between the holders of the shares resulting from the subdivision one or more of the shares shall have some preference or special advantage as regards dividends capital voting or otherwise over or as compared with the others or other.

14.6	The Company may by resolution cancel shares which at the date of the passing of the resolution determining such cancellation have not been taken or agreed to be taken by any person or which have been forfeited and may diminish the amount of the Company’s capital by the amount of the shares so cancelled and the Directors may on behalf of the Company accept surrenders of shares in any case in which it is lawful for the companies so to do.

14.7	The Company may from time to time by special resolution and subject to the provisions of the Law reduce its capital and any special capital redemption reserved fund or any share premium account by paying off capital or cancelling capital which has been lost or is unrepresented by available assets or reducing the liability on the shares or repurchase shares or otherwise as may seem expedient and the capital may be paid off upon the footing that it may be called up again or otherwise.

14.8	None of the rights attaching to any shares may be varied or cancelled nor a repurchase made except by a special resolution of the Company and further by a special resolution passed at a meeting of the Members of the class of shares in respect of which the variation cancellation or repurchase is proposed or in the case where the variation cancellation or repurchase does not apply to a particular class of Members then a meeting of all Members whose rights are being varied or cancelled or whose shares are being repurchased or in the case that it is not expedient to hold such a meeting then with the written consent which shall be provided prior to the variation cancellation or repurchase being effected of at least 75% of the votes in the particular class or classes.

14.9	The Company must give written notice of the variation or cancellation to the Members of the class within seven days after the variation or cancellation is made.

15.	BORROWING POWERS

15.1	The Directors may from time to time at their discretion borrow with or without giving security for the same any sum or sums of money for the purposes of the Company.

15.2	The Directors may raise or secure the repayment of such money or monies in such manner and upon such terms and conditions in all respects as they think fit and in particular by the issue of notes bills (whether bank guaranteed or otherwise) bonds perpetual or redeemable debentures or debenture stock or any mortgage charge or other security on the undertaking or the whole or any part of the property of the Company (both present and future). Debentures debenture stock bonds notes or other securities may be made assignable free from any equities between the Company and the person to whom the same may be issued. Any debentures debenture stock, bonds, notes or other securities may be issued at a discount premium or otherwise and with any special privileges as to redemption, surrender, drawing, allotment of shares attending and voting at general meetings and other meetings of the Company voting at other meetings and appointment of Directors and otherwise.

15.3	If the Directors or any of them or any other person shall become personally liable for the payment of any sum due from the Company, the Directors may execute or cause to be executed any mortgage, charge or security over or affecting the whole or any part of the assets of the Company by way of indemnity to secure the Directors or persons so becoming liable from any loss arising from such a liability.

15.4	The Directors shall cause a proper register to be kept in accordance with the Law of all charges specifically effecting the property of the Company and shall comply with the requirements of the law concerning the registration of charges.

16.	GENERAL MEETINGS

16.1	Except as provided in the Law, the Company shall hold a meeting of all Members within 18 months after its registration and after that at least once at some time between the 1st day of July and the 30th day of November each year. That meeting shall be an Annual General Meeting.

16.2	Any director may call a meeting of Members of the Company.

16.3	The Directors must call and arrange to hold a general meeting upon the request of Members holding at least 5% of the votes that may be cast at the general meeting or as otherwise provided for in the Law. That meeting may be a meeting of Members who hold a particular class or particular classes of shares or may be a meeting of all Members.

16.4	The request must be in writing, must state any resolution to be proposed at the meeting, be signed by the Members making the request and be given to the Company. Separate copies of a document setting out the request may be used for signing by Members if the wording of the request is identical in each copy.

16.5	The percentage of votes that Members must have is to be calculated as at the midnight before the request is given to the Company.

16.6	Once the request has been given to the Company the Directors must call the meeting within 21 days after the request is given. The meeting must be held not later than two months after the request has been given.

16.7	Members with at least 5% of the votes that may be cast at a general meeting of the Company may at any time call and arrange to hold a general meeting. Members calling the meeting must pay the expenses of calling and holding the meeting. The meeting must be called in the same way as far as if possible as the way in which general meetings of the Company may be called.

16.8	The percentage of votes that Members have is to be worked out as at the midnight before the meeting is called.

16.9	Subject to Rule 17.9 at least twenty-one day’s notice must be given of a meeting of a Company’s Members.

16.10	The Company may call a meeting on shorter notice than twenty-one days if in the case of the annual general meeting all of the Members entitled to attend and vote at the annual general meeting agree before the holding of the meeting and in the case of any other general meeting if Members with at least 95% of the votes that may be passed at the meeting agree before the meeting.

16.11	In the case of a general meeting called for the purpose of removing an auditor at least twenty one days notice must be given.

16.12	Written notice of all meetings of Members must be given individually to each Member entitled to vote at the particular meeting and to each Director.

16.13	In the case of a notice being given to joint holders the notice must be given to the joint holder named first in the register of Members.

16.14	Notice must be given of meetings to the Members either:-

●	personally; or by sending it by post to the address for the Member in the Register of Members or the alternative address (if any) nominated by the Member; or

●	by sending it to the facsimile number or electronic address (if any) nominated by the Member; or

●	by any other means that the Directors consider appropriate.

16.15	A notice of meeting sent by post is taken to be given three days after it is posted, notice of meeting sent by facsimile or other electronic means is taken to be given on the business day after it is sent and a notice given by a means determined by the Directors shall be deemed to have been given when taking into account the means determined for giving of the notice, the notice could reasonably be expected to be received by the Member.

16.16	If the Company has an auditor then notice of a general meeting and any other communications relating to the general meeting shall be given to the auditor in the same way that notice is required to be given to a Member.

16.17	A notice of any meeting of the Company’s Members must:-

16.17.1	set out the place date and time for the meeting (and if the meeting is to be held in two or more places, the technology that will be used to facilitate the meeting); and

16.17.2	state the general nature of the meeting’s business; and

16.17.3	if a special resolution is to be proposed at the meeting, set out an intention to propose a special resolution and state the resolution; and

16.17.4	if a Member is entitled to appoint a proxy contain a statement setting out the following information:-

16.17.4.1	that the Member has a right to appoint a proxy that the proxy does not need to be a Member of the Company;

16.17.4.2	that a Member who is entitled to cast two or more votes may appoint two or more proxies and may specify the proportional number of votes each proxy is appointed to exercise.

16.17.5	If a meeting is adjourned a new notice of the adjourned meeting must be given if the Meeting is adjourned for more than one month. The notice of such adjourned meeting must include all of the information required for the giving of a notice of a meeting of Members and must be given in the same way as a notice calling a meeting of Members must be given.

16.17.6	The accidental omission to give notice of any meeting to or the non receipt of any notice by any Member shall not invalidate the proceedings at any such meeting or any resolution passed at such meeting.

16.18	A meeting of Members may be held at two or more venues using any form of technology that gives the Members (or such of them as are entitled to attend the meeting) a reasonable opportunity to participate.

17.	PROCEEDINGS AT MEETINGS

17.1	The quorum for a meeting of the Company shall be two Members or such other number as the Directors may from time to time determine provided however that such determination is made prior to the holding of the meeting and notice of such determination included in the notice of meeting given to Members.

17.2	The quorum must be present at all times during the meeting.

17.3	In determining whether a quorum is present individuals attending as proxies or body corporate representatives shall be included in the number but in the case of a Member who has appointed more than one proxy or representative only one of them will count. If a person attends a meeting both as a Member and as a proxy for another Member or a body corporate representative such person shall only be counted once.

17.4	A meeting of Members that does not have a quorum present within thirty minutes after the time specified for the commencement of the meeting set out in the notice of meeting shall be adjourned to the date time and place that the Directors specified. If the Directors do not specify the time date and place then:-

17.4.1	if the date is not specified then the date shall be the same day in the next week;

17.4.2	if the time is not specified then it shall be at the same time as was appointed for the commencement of the meeting and if the place is not specified then it shall be at the same place.

17.5	If no quorum is present at the adjourned meeting within thirty minutes after the time fixed for the commencement of the meeting then the meeting shall be dissolved.

17.6	The Directors may elect an individual to chair meetings of Members.

17.7	The Directors at a meeting of the Company’s Members must elect an individual present to chair the meeting if an individual has not already been so elected by the Directors to chair it or having been elected is not available to chair it or declines to act for the meeting or for any part of the meeting.

17.8	The Members present at a meeting of Members can elect a Member present to chair the meeting if:-

17.8.1	a chairman has not previously been elected by the Directors to chair the meeting; or

17.8.2	the Directors at a meeting do not elect a person to chair the meeting; or

17.8.3	a previously elected chairman is not available or declines to act for the meeting or any part of the meeting.

17.9	The Chairperson must adjourn a meeting of the Company’s Members if the Members present with a majority of votes at a meeting agree or direct the Chairperson to adjourn the meeting.

17.10	A resolution passed at a meeting resumed after an adjournment is passed on the day that it is passed.

17.11	Only unfinished business may be transacted at an adjourned meeting.

17.12	A Member of the Company who is entitled to attend and cast a vote at a meeting of Members may appoint a person as the Member’s proxy to attend and vote for the Member at the meeting.

17.13	The appointment may specify the proportion or number of votes that the proxy may exercise.

17.14	Each Member may appoint a proxy. If the Member is entitled to cast two or more votes at the meeting then the Member may appoint two proxies. If the Member appoints two proxies and the appointment does not specify the proportion or number of the Member’s votes each proxy may exercise half of the votes of the Member.

17.15	In determining what number constitutes half of the votes the Chairperson of the meeting shall disregard any fractions of votes resulting from the division.

17.16	A proxy appointed to attend and vote for a Member has the same rights as a Member:-

17.16.1	to speak at the meeting; and

17.16.2	to vote (but only to the extent allowed by the appointment); and

17.16.3	to join in a demand for a poll.

17.17	The proxy shall be entitled to vote by show of hands.

17.18	In the event that a Member shall be present at a meeting at which a proxy appointed by the Member is in attendance then the authority of the proxy to speak, vote and demand a poll shall be suspended while the Member is present at the meeting.

17.19	A proxy need not be in any special form. An appointment of a proxy is valid if it is signed by the Member making the appointment and contains at least the following information:-

17.19.1	the Member’s name and address;

17.19.2	the Company’s name;

17.19.3	the proxy’s name and address;

17.19.4	the meeting at which the appointment may be used;

17.19.5	if the Member wishes to make a specific direction to the proxy how the proxy must vote on any particular matter then the manner in which the vote must be exercised.

17.20	A proxy may be a standing proxy and shall continue until the Company receives notification in writing of the termination of the proxy;

17.21	A later appointment revokes an earlier appointment if both appointments can only be validly exercised at the particular meeting.

17.22	A proxy shall only be valid for a meeting if at least 48 hours before the meeting the Company has received the proxy’s appointment and if the appointment is signed by the appointor’s attorney, the authority under which the appointment was signed or a certified copy of the authority.

17.23	If a meeting of Members is adjourned, an appointment of proxy and any authority or certified copy of the authority must be received by the Company at least 48 hours before the commencement of the adjourned meeting before it can be of any effect at the adjourned meeting.

17.24	The appointment of proxy, authority or certified copy of the authority may be given to the Company by:-

17.24.1	delivering the same to the Company’s registered office; or

17.24.2	faxing the same to the facsimile number at the Company’s registered office or sending it to the electronic address at the registered office of the Company or at the place, to the facsimile number or to the electronic address specified for the purpose in the notice of meeting.

17.25	An appointment of a proxy shall be of no effect if the Company receives either or both the appointment or authority or certified copy authority at a facsimile number or electronic address and any requirement concerning proxies in the notice of meeting that requires the transmission to be varied in a specified way or the proxy to produce the appointment and authority or certified copy of the authority at the meeting is not complied with.

17.26	A proxy who is not entitled to vote on a resolution as a Member may vote as a proxy for another Member who can vote as long as the appointment specifies the way a person is to vote on the resolution and the proxy votes that way.

17.27	Unless the Company has received written notice of the matter before the start or resumption of the meeting at which a proxy votes, a vote cast by the proxy will be valid even if prior to the proxy voting:-

17.27.1	the Member having appointed the proxy dies; or

17.27.2	the Member having the proxy is mentally incapacitated; or

17.27.3	the Member having appointed to proxy revokes the proxy’s appointment; or

17.27.4	the Member having appointed the proxy revokes the authority under which the proxy was appointed by a third party; or

17.27.5	the Member having appointed the proxy transfers the share or shares in respect of which the proxy was given;

17.28	A body corporate may appoint an individual as a representative to exercise all or any of the powers the body corporate may exercise:-

17.28.1	at meetings of the Company’s Members; or

17.28.2	at meetings of creditors or debenture holders; or

17.28.3	in relation to any resolution to be passed without a meeting.

The appointment may be for a particular meeting or for a particular period of time; or may be a standing appointment.

17.29	The appointment may set out any restrictions on the representatives power. If the appointment is to be by reference to a position held, the appointment must identify the position.

17.30	A body corporate may appoint more than one representative but only one representative may exercise the body’s powers at any one time.

17.31	Unless otherwise specified in the appointment the representative may exercise on the body corporate’s behalf all of the powers that the body corporate could exercise at a meeting or in voting on a resolution.

17.32	Subject to any rights or restrictions that may be placed on any class of shares at a meeting of members when voting is by show of hands each Member has one vote and when voting is by way of poll, each Member has one vote for each share held by the Member.

17.33	Subject to any rights or restrictions for the time being attached to any class or classes of shares, at meetings of members or classes of members each member entitled to vote may vote in person or by proxy or by attorney and on a show of hands every person present who is a member or a representative of a member shall have one vote, and on a poll every member present in person or by proxy or by attorney or other duly authorised representative shall have one vote for each share he holds.

17.34	If a share is held jointly only one Member may vote in respect of the share. If two joint holders attempt to vote in respect of a share then only the vote of the Member whose name appears first in the register shall count as a vote.

17.35	If a Member wishes to challenge the right of a person to vote at a meeting of Members the challenge may only be made at the meeting, shall state the grounds of objection clearly and must be determined by the Chairperson at the meeting. The decision of the Chairperson is final.

17.36	At any meeting of Members a resolution put to the vote of the meeting shall be decided on a show of hands unless a poll is (before a vote is taken or before the voting result on a show of hands is declared or immediately after the voting result on a show of hands is declared) demanded. A poll may be demanded:-

17.36.1	by the Chairperson of the meeting; or

17.36.2	by proxy representing not less than 5% of the vote that may be cast on the resolution on a poll; or

17.36.3	by at least two members entitled to vote on the resolution who are present in person.

17.37	The percentage of votes that Members have for the purposes of determining their entitlement to call for a poll shall be calculated as at midnight on the day immediately before the poll is demanded.

17.38	A poll demanded on a matter other than the election of a Chairperson or the question of an adjournment must be taken when and in the manner that the Chairperson at the meeting directs.

17.39	The demand for a poll shall not prevent the continuance of a meeting for the transaction of any business other than the question for which the poll has been demanded. The demand for a poll may be withdrawn at any time.

17.40	A poll on the election of a Chairman or on the question of an adjournment must be taken immediately.

17.41	The business of an annual general meeting shall be to receive and consider the profit and loss accounts the balance sheet and the reports of the Directors and of the auditor (if any) and the statement of the Directors to elect Directors and an auditor (if required) in place of those retiring and to declare dividends and to transact any other business which under these Rules and the law ought to be transacted at an annual general meeting. All other business transacted at an annual general meeting and all business transacted at general meetings and other meetings shall be deemed special business.

17.42	Subject to the provisions of the law a resolution signed by all Members of the Company for the time being entitled to vote shall be as valid and effectual as if it had been passed at a duly convened and constituted meeting of the Company. A resolution shall have effect notwithstanding that the Members entitled to vote sign separate copies of the resolution provided that all copies of the resolution are identical.

18.	COMPANY SECRETARY

18.1	The Company shall have a Secretary who shall be appointed by the Directors.

18.2	The Secretary shall hold office until removed by the Directors or at a general meeting or resign.

18.3	A Secretary who is removed at a general meeting may not be reappointed by the Directors except by resolution of a general meeting.

18.4	The Directors may at any time appoint a person as an additional Secretary or as acting Secretary or as a temporary substitute for the Secretary who shall for the purposes of these Rules be deemed to be and may be referred to as the Secretary.

18.5	The Secretary shall discharge such duties as shall from time to time be prescribed by the Directors and as required by the Law.

19.	INSPECTION OF BOOKS

The Directors may at any time or the Company may by a resolution passed at a general meeting authorise any Member to inspect the books of the Company. The Directors and Members at a general meeting shall not unreasonably withhold the authority.

20.	DIRECTORS

20.1	The number of Directors shall be not less than the minimum specified by the Law nor more than the maximum specified by the Law provided that the Company may from time to time by resolution increase or reduce the number of Directors but shall not reduce the minimum number of Directors to below the minimum number required by the Law.

20.2	The first Directors of the Company shall be appointed by the first shareholders.

20.3	The Company in a general meeting may appoint any person as a Director either to fill a vacancy or as an addition to the existing Directors but so that the total number of Directors shall not at any time exceed the maximum allowed by the Law.

20.4	No person other than a retiring Director shall be eligible for election to the office of Director at any general meeting unless, at least 15 business days before the meeting, there shall have been left at the Office a notice, in writing signed by a Member duly entitled to attend and vote at the meeting for which such notice is given, of the intention to propose such person for election and also A notice in writing signed by that person of his or her willingness to be elected. A Member duly entitled to attend and vote at the meeting may propose himself or herself for election.

20.5	The Directors shall have power at any time and from time to time to appoint a person as a Director either to fill a casual vacancy or as an addition to the Board but so that the total number of Directors shall not at any time exceed the maximum allowed by the Law.

20.6	Once appointed, a Director shall remain in office until the Director resigns, is removed from office by the Company or ceases to be a Director by reason of a requirement in these Rules or the Law.

20.7	It shall not be necessary for a Director to be a shareholder.

20.8	All Directors of the Company shall be natural persons.

20.9	The Company may at any time in a general meeting, by resolution, remove any Director from office without being required to give any reason for such removal.

20.10	The Company may remunerate a Director. Such remuneration shall, subject to any resolution of a general meeting, be fixed by the Directors and may be by way of fixed salary commission honorarium share of profits or percentage of Company turnover or by issue of shares in the Company or in any corporation in which the Company is interested or by participation in any profits or by way of pension or retiring allowance or by any or all of those modes or in any other manner that may be agreed between the Directors and the Board which shall be lawful.

20.11	While and so long as the Company be the holder of a licence in Victoria under the liquor Control Act 1987 or any re-enactment or amendment thereof the Company and/or the Directors and/Alternate Directors or other officers are prohibited from appointing any directors whether in substitution for or in addition to the directors who shall be in office at the time the company shall become the holder of the said licence until the name address and occupation of each person proposed to be appointed a director have been submitted in writing to the Secretary of the Liquor Control Commission.

20.12	While and so long as the company be the holder of a licence in Victoria under the Gaming and Betting Act 1994 or any re-enactment or amendment thereof, the company and or the directors and/alternate directors or other officers are prohibited from appointing any directors whether in substitution for or in addition to the directors who shall be in office at the time the company shall be the holder of the licence until the name, address and occupation of each person proposed to be appointed a director have been submitted in writing to the Victorian Casino and Gaming Authority and every such person has been approved by the Victorian Casino and Gaming Authority.

21.	ALTERNATE DIRECTORS

21.1	A Director shall have power from time to time to appoint any person (who shall be approved of by a majority of the other Directors) to be an Alternate Director in his or her place during such time and from time to time as the Director making the appointment shall determine and the Director making the appointment shall have the discretion to remove the Alternate Director at any time. An Alternate Director may act in place of the Director who made the appointment and shall be entitled to notice of every meeting of the Directors and may attend every meeting of Directors and exercise and discharge all the rights powers and duties of the Director being represented including the power granted for the appointment of an Alternate Director and shall be subject in all respects to the conditions existing with reference to the Director that he or she represents except that the Alternate Director shall not be entitled to vote at a meeting where the Director that the Alternate Director represents is also present and shall not be entitled to be remunerated other than out of the remuneration of the Director who appointed him or her.

21.2	The right of an Alternate Director to remuneration shall be against the Director who appointed the Alternate Director and not against the Company. An Alternate Director shall be an officer of the Company and shall not be an agent of the Director who made the appointment.

21.3	If any Director who has for the time being an Alternate Director shall cease to be a Director for any reason whatsoever the Alternate Director shall thereupon cease to be a Director.

21.4	Any appointment or removal of an Alternate Director may be made by notice in writing delivered in any manner approved in these Rules for the delivery of a notice to the Company to the registered office of the Company or to the Secretary personally and shall take effect upon and from the time of such notice being so delivered.

22.	ROTATION OF DIRECTORS

22.1	At every annual general meeting one-third of the Directors (except a Managing Director) or, if their number is not a multiple of 3 the number nearest to one-third, shall retire from office. No Director (except a Managing Director) shall retain office for a period in excess of 3 years without submitting for re-election.

22.2	A retiring Director shall retain office until the conclusion of the meeting at which he or she retires.

22.3	The Directors to retire in each year shall be those who have been longest in office since their last election or appointment. As between 2 or more who became, or were last re-elected Directors on the same day, those to retire shall, in default of agreement between them, be determined by lot.

22.4	A retiring Director shall be eligible for re-election.

22.5	A general meeting at which any Directors retire may subject to the provisions of these Rules fill up the vacated offices by electing a like number of persons to be Directors.

22.6	If at any annual general meeting at which an election of Directors ought to take place the office of any Director retiring is not filled up he or she, if willing, shall continue in office until the next annual general meeting and so on from year to year until his or her place is filled up unless it shall be determined at such meeting to reduce the number of Directors in office or unless a resolution for the re-election of such Director shall have been put to the meeting and lost.

22.7	No person other than a retiring Director shall be eligible for election to the office of Director at any general meeting unless at least 15 business days before the meeting there shall have been left at the Office a notice in writing signed by the a Member duly entitled to attend and vote at the meeting for which such notice is given of the intention to propose such person for election, and also notice in writing signed by that person of his or her willingness to be elected. A Member duly entitled to attend and vote at the meeting may propose himself or herself for election.

23.	ASSOCIATE DIRECTORS

The Directors may from time to time appoint any person to be an Associate Director and may from time to time cancel any such appointment. The Directors may fix determine and vary the powers duties and remuneration of any person so appointed but a person so appointed shall not have any right to attend any meeting of the Directors except by the invitation of the Directors and if he or she shall attend any such meeting he or she shall not be counted in a quorum and shall not have the right to vote.

24.	VACATION OF OFFICE OF DIRECTOR

24.1	The position of a person as a Director and that person’s office as a Director shall cease and become vacant:-

24.1.1	he or she dies; or

24.1.2	resigns by notice in writing;

24.1.3	he or she is disqualified from acting as a director as a consequence of any provision of the Law or these Rules;

24.1.4	he or she becomes mentally ill or his or her affairs come under the protective jurisdiction;

24.1.5	he or she becomes bankrupt or makes an assignment to or composition with his or her creditors;

24.1.6	if he or she is absent from meetings of the Directors for a continuous period of 3 months without special leave of absence from the Directors;

24.1.7	is removed from office at a general meeting.

24.2	No proceedings of the Board shall be invalidated by reason of the fact that a Director takes part in a meeting or votes on a resolution of the Board whilst disqualified unless the other Directors at the meeting knew of or could reasonably have known of the disqualification.

25.	DIRECTORS CONTRACTS

25.1	A Director will not be disqualified from office or from exercising any of the duties of his or her office or disqualified from any position of profit (except that of auditor) under the Company or under any Corporation in which the Company shall be a shareholder or which is a Member of this Company or is otherwise interested or from entering into contracts with the Company either as vendor purchaser provider of services or otherwise nor shall any such contract or arrangement entered into by or on behalf of the Company in which any Director of the Company shall be in any way interested be avoided nor shall any Director be liable to account to the Company for any profit arising from any such office or place of profit or realised by or arising from any such contract or arrangement by reason only of the Director holding office or of the fiduciary relationship between the Company and the Director but the nature of the Director’s interest must be declared by the Director in accordance with the Law. A Director may be counted in a quorum and may vote concerning any contract or arrangement in which the Director is interested. A general notice that a Director is a Member of the a specified firm or corporation is to be regarded as a notice that a Director is interested in all transactions with that firm or corporation and shall be a sufficient declaration under this Rule as to all contracts transactions and arrangements between the Company and that firm or corporation and any transactions with such firm or corporations after such general notice is given shall be deemed to be contracts in respect of which notice has been given and it shall not be necessary for any Director to give any special notice relating to any particular transaction with that firm or corporation after the giving of a general notice. The Secretary shall at all times record in the Minutes any declaration made or general notice given by a Director in accordance with this Rule.

25.2	A Director may be or become a Director or other officer of or otherwise interested in any firm or corporation promoted by the Company or which is a subsidiary or parent of the Company or in which the Company may be interested in any way whatsoever and no such Director shall be accountable to the Company for any remuneration or other benefits received by the Director as a Director or officer of or from any interest in such firm or corporation unless the Company at a general meeting otherwise directs.

25.3	The Directors may exercise the voting power conferred by the shares in any corporation held or owned by the Company or exercisable by them as Directors of such corporation in any manner and in all respects as the Directors think fit (including the exercise of such power in favour of any resolution appointing themselves or any of the Directors or other officers to the position of Directors or other office of such corporation) and any Director may vote in favour of the exercise or such voting rights in such a manner notwithstanding that the Director may be or be about to be appointed a Director or other officer of such corporation and as such is or may become interested in the exercise of such voting power.

26.	MANAGING DIRECTORS AND CHAIRMAN

26.1	The Directors may from time to time and at any time appoint one or more Directors to the office of Managing Director for such period and upon such terms as they think fit and subject to the terms of any such appointment the Company may revoke the appointment at any time. The appointment of a Managing Director shall be automatically determined if for any cause the Managing Director ceases to be a Director.

26.2	The Company may remunerate a Managing Director and any other Executive Director. Such remuneration shall, subject to any resolution of a general meeting, be fixed by the Directors and may be by way of fixed salary, commission, honorarium, share of profits or percentage of Company turnover or by issue of shares in the Company or in any corporation in which the Company is interested or by participation in any profits or by way of pension or retiring allowance or by any or all of those modes or in any other manner that may be agreed between the Director and the Board which shall be lawful.

26.3	The Directors may from time to time entrust to and confer upon a Managing Director any of the powers exercisable by them upon such terms and conditions and with such restrictions as they think fit and from time to time may revoke withdraw alter or vary all or any of those powers.

26.4	The Members may from time to time appoint one or more persons to the office of Chairman of the Board for such period and on such terms as they think fit and subject to the terms of any contract between the Chairman of the Board and the Company may revoke such appointment.

26.5	The appointment of a Chairman of the Board shall automatically terminate if the Chairman of the Board ceases to be a Director.

26.6	If there is a Chairman of the Board, then the Governing Director shall have the management and control of the Company and all the powers, authorities and discretions vested in the Directors generally and such the Chairman of the Board may exercise all the powers and do all of the acts and things that may be exercised or done by the Company except any which are by the Law required to be exercised or done by the Company in a general meeting. All other Directors shall be bound to comply with the Chairman of the Board’s directions. A vote of Directors shall not be valid unless the Chairman of the Board votes in the affirmative.

26.7	The Governing Director may from time to time appoint any person to be a Director and from time to time remove that person from office.

27.	POWERS OF DIRECTORS

27.1	The affairs of the Company shall be managed by the Directors who may pay all expenses incurred in registering the Company and may exercise all of the powers of the Company that are not by the Law or by these Rules required to be exercised by the Company in general meeting and may exercise such powers subject to any regulations that may be prescribed by the Company in a general meeting. No such regulation shall however invalidate any act of the Directors carried out prior to the making of the regulation. This power shall not be limited or restricted by any special authority or power given to the Directors by any other rule.

27.2	The Directors may exercise all of the powers of the Company in respect of the borrowing of money and securing the repayment of borrowed money and any related matter whether such power derives from these Rules or from any other source.

27.3	The Directors may from time to time, by power of attorney, appoint any corporation, firm or person or body of persons whether fixed or fluctuating or whether nominated directly or indirectly by the Directors to be the attorney or attorneys of the Company for such purposes and with such powers authorities and discretions (not exceeding those vested in or exercisable by the Directors under these Rules or the Law) and may make such appointment for such period and subject to such conditions as they may think and any such power of attorney may contain such provisions for the protection and convenience of persons dealing with any such attorney as the Directors think fit and may also authorise any attorney or attorneys to delegate all or any of the powers authorities and discretions vested in such attorney or attorneys.

27.4	All cheques, promissory notes, drafts, bills of exchange, other negotiable instruments and all receipts for money paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed in such manner as the Directors shall from time to time by resolution determine and in the event that there has been no resolution making such determination then by any Director provided the same shall be in writing and a note or memorandum giving details of the execution be lodged with and become part of the Company’s records.

28.	MINUTES

28.1	The Directors shall cause minutes to be maintained for the purpose of recording:-

28.1.1	the names of the Directors present at each meeting of the Board and of any Committee of Directors;

28.1.2	all appointments of officers made by the Board.

28.1.3	all resolutions and proceedings of all meetings of the Company and of the Board and of Committees of Directors.

28.2	The Directors shall cause the minutes of every meeting of the Board and of the Company and of committees of Directors to be signed by the Chairman of the meeting to which such minutes relate or by the chairman of a succeeding meeting and if so signed all such minutes shall be evidence of the proceedings to which the minutes relate.

29.	PROCEEDINGS OF DIRECTORS

29.1	The Directors may pass a resolution without a Directors meeting being held if all of the Directors entitled to vote on the resolution sign a document containing a statement that they are in favour of the resolution details of which are set out in the document.

29.2	Separate copies of a document may be used for signing by the Directors provided the wording of the resolution and statement is identical in each copy and each Director entitled to vote on the resolution has signed at least one of the copies of the document.

29.3	A resolution passed by the Directors signing a document shall be passed when the last Director signs the document.

29.4	The Directors may meet together for the dispatch of business adjourn and otherwise regulate their meetings as they think fit. A Directors meeting may be called or held using any technology consented to by all the Directors. That consent may be a standing one and a Director may only withdraw a consent within a reasonable time before a meeting.

29.5	The Directors may elect a Director to chair their meetings. The Directors may determine the period for which the Director is to be the Chairperson and may remove the Chairperson at any time.

29.6	The Directors must elect a Director who is present at a meeting to chair a meeting or part of it if a Director has not already been elected to chair the meeting or if a previously elected Chairperson is not available declines to act or continue to act or becomes ill or for any reason is unable to chair the meeting or continue to chair the meeting. Unless the Directors determine otherwise the quorum for a Directors meeting is two Directors and the quorum must be present at all times during the meeting. An alternate Director shall be counted in a quorum at a meeting at which the Director appointing the alternate Director is not present and a Director or alternate Director interested in any business of the meeting may be counted in a quorum notwithstanding the Director’s interest but a quorum shall not be constituted solely by a Director who is also an alternate Director for one or more other Directors.

29.7	A meeting of the Directors at which a quorum is present shall be competent to exercise all or any of the authorities powers and discretions exercisable by the Directors.

29.8	A resolution of Directors must be passed by a majority of the votes cast by the Directors entitled to vote on the resolution.

29.9	The Chairperson shall not have a casting vote but may exercise the right to vote as a Director.

29.10	The Directors may delegate any of their powers to committees consisting of such of their number as they think fit. Any committee so formed shall when exercising any of the powers delegated to it comply with any conditions or regulations that may be imposed on it by the Directors. The meetings and proceedings of a committee consisting of more than one person shall be governed by the provisions of these Rules as if the meeting were a meeting of Directors.

29.11	All decisions and acts done at a meeting of Directors or of a Committee of Directors or by any person acting as a Director shall, provided the Directors or person making the decision or carrying out the act shall have acted honestly, be valid and of full effect notwithstanding that afterwards it might be discovered that there was some defect in the appointment or continuance in office of any such Director or person making the decision or acting or that they or any one of them were disqualified from holding office or had vacated office or were for some other reason not entitled to vote or carry out the act.

29.12	When a Director has ceased to hold office for any reason the continuing Directors may act notwithstanding the vacancy but, if and for so long as their number is reduced below the minimum number of Directors necessary to make a quorum of Directors, the continuing Directors or Director may act only to the extent necessary for the purpose of increasing the number of Directors to that minimum number or for the purpose of calling a general meeting of Members.

29.13	A Director’s meeting may be called by a Director giving reasonable notice individually to every other Director provided however that in the case that all Directors reside within a radius of 100 kilometres from the registered office of the Company the minimum period of notice shall be 48 hours and in the case that all of the Directors do not reside within a radius of 100 kilometres from the registered office of the Company then the minimum period of notice shall be 72 hours except that where the meeting is held by electronic telephonic or other technological means the minimum period of notice shall be 24 hours.

29.14	The Directors may by unanimous vote of all Directors entitled to vote at a particular meeting waive the requirement for the giving of notice.

29.15	A Director who has appointed an Alternate Director to take the place of the Director may direct that Notices of Directors’ Meeting be sent to the Alternate Director.

30.	COMPANY SEAL

30.1	Unless the Directors make a determination under Clause 31.1 of this Constitution the Company shall have a common seal.

30.2	The Directors shall provide for the safe custody of the seal and shall only use the seal by the authority of the Directors or of a Committee of the Directors authorised by the Directors to authorise the use of the seal.

30.3	The affixing of the seal shall be sufficient and shall bind the Company if it shall be affixed in the presence of one Director who shall sign every instrument to which the seal is affixed and every such instrument shall be counter-signed by another Director or the Secretary or some other person appointed by the Directors.

30.4	A Director may affix the seal to or sign any instrument and the Secretary may countersign any instrument on behalf of the Company notwithstanding that the Director and Secretary may be in any way interested in the transaction.

31.	ALTERNATE EXECUTION OF COMPANY DOCUMENTS

31.1	If the Directors so determine the Company shall not have a common seal.

31.2	In the event that the Directors shall determine that the Company shall not have a common seal then a document shall be validly executed and shall be binding upon the Company if it is signed by any two Directors or by one Director and the Secretary (who may not be the same person).

31.3	A Director and the Secretary may sign any instrument binding the Company notwithstanding that the Director and the Secretary may be in any way interested in the transaction.

32.	DIVIDENDS AND RESERVE

32.1	The Directors may from time to time declare such dividends as they may think fit and may fix the time for payment of dividends.

32.2	The dividend may only be paid out of profits of the Company or out of the share premium account if the dividend is satisfied by the issue of shares to Members. No dividend shall carry interest as against the Company.

32.3	The Directors may determine that a dividend is payable and fix the amount, the time for payment and the method of payment of the dividend. Dividends may be paid by payment of cash, by the issue of shares, by the grant of options and by the transfer of assets to a Member.

32.4	The Directors may revoke the decision to pay a dividend or revoke a decision as to the method of payment of a dividend at any time prior to the date and time on that date fixed for payment of the dividend. If a date shall be fixed for payment of a dividend but no time on that date shall be fixed then the time for payment of the dividend shall be deemed to be 4.00 pm local time.

32.5	Subject only to the terms upon which the shares are issued the Directors may from time to time pay dividends as they see fit. Subject to the rights of the holders of any shares with special rights attaching to them the Directors may from time to time declare and pay to the holders of any class or classes of shares such interim dividend or dividends as they think fit and such interim dividend or dividends may be paid out of current profits of the then financial year or out of other profits as the Directors in their absolute discretion shall think fit and declare. Final dividends may be declared and paid out of any profits of the Company. Interim and final dividends may be determined declared and paid in respect of one or more classes of shares to the exclusion of the others or other.

32.6	The Directors may before declaring any dividend set aside out of the profits of the Company such sum as they think proper as a reserve or reserve fund to meet any contingencies or for equalising dividends or for such special dividends or for repairing improving and maintaining any property of the Company or for such other purposes as the Directors shall in their absolute discretion think shall promote the interest of the Company and may invest the several sums so set aside in such investments (other than shares of the Company) as they may think fit and from time to time may deal with and vary such investments and dispose of all or any part of the investments for the benefit of the Company and may divide the reserve or reserve fund into such special funds as they think fit and may employ the reserve or reserve fund or any part of the fund in the business of the Company.

32.7	Subject to and without prejudice to any other provision in these Rules the profits of the Company shall be divided amongst the Members or any class of Members according to the amounts paid up on the shares held by them.

32.8	The Directors may retain any dividend or other monies payable on or in respect of a share on which the Company has a lien and may apply the same in or towards satisfaction of the debts liabilities or engagements in respect of which the lien exists.

32.9	The Directors when declaring a dividend may make a call on the Members of such amount as they determine but so that the call on the each Member shall not exceed the dividend payable to the Member and so that the call shall be made payable at the same time as the dividend. The dividend may if the Member so requests be set off against the call.

32.10	Any dividend interest or other money payable in cash in respect of shares may be paid by cheque or warrant sent through the post directed to the registered address of the holder or in the case of joint holders to the registered address of the joint holder who is first named on the Register of Members or to such person and to such address as the holder or joint holders may in writing direct or may be deposited by electronic transfer into such bank account or bank accounts as the holder or joint holders may direct in writing and in the case of joint holders to such bank account or bank accounts as the shareholder who is first named in the Register of Members may direct in writing. Every such cheque warrant or electronic transfer shall be made payable to the order of the person to whom it is sent. Any one of two or more joint holders may give effectual receipts for any dividends bonuses or other monies payable in respect of shares held by them as joint holders.

32.11	All dividends unclaimed for one year after having been declared may be invested or otherwise made use of by the Directors for the benefit of the Company until claimed and the Company shall not be a Trustee in respect of such unclaimed money provided however THAT THE COMPANY MUST COMPLY WITH ANY APPLICABLE LAW RELATING TO UNCLAIMED MONEYS.

33.	ACCOUNTS

The Directors shall cause proper accounting and other records to be kept and maintained and shall distribute copies of the balance sheet profit and loss accounts reports and other documents as required by the Law and shall from time to time determine whether and to what extent and at what times and places and under what conditions or regulations the accounting and other records of the Company or any of them shall be open to the inspection of Members who are not Directors and no Member who is not a Director shall have any right of inspecting any account or book or paper of the Company except as provided in the Law as shall be authorised by the Directors or by resolution of the Members.

34.	AUDITORS

An Auditor or Auditors shall be appointed and the Auditor’s appointment removal and duties shall be regulated in accordance with the Law. The Auditor shall carry out the duties and make the reports required by the Law.

35.	NOTICES

35.1	A notice may be given by the Company to any Member either personally or by sending it by post to the Member at the Member’s registered office or the address if any supplied by the Member to the Company for giving of notices to the Member or to any address given by the Member to the Company for the delivery of facsimile messages or messages transmitted by electronic or like means. Where a notice is sent by post, service of the notice shall be deemed to be effected by properly addressing pre-paying and posting a letter containing the notice and to have been effected (except in the case of a notice of meeting) at the time at which the letter would be delivered in the ordinary course of post and in the case of a facsimile notice or an electronic notice (except in the case of a notice of meeting) to be effected by properly addressing the facsimile or notice to the electronic address and dispatching the same by the appropriate electronic means and to have been effected four hours after the time of transmission.

35.2	Any notice by a court of law or otherwise required or allowed to be given by the Company to Members or any of them by advertisement shall be sufficiently advertised if advertised once in one daily newspaper circulating in the State or Territory capital city and metropolitan area of the State or Territory in which a majority of the Members have a registered address and in case of joint holders they shall be counted as one and the registered address of such joint holders shall be the address of the joint holder who is first named on the Register of Members.

36.	WINDING UP

36.1	In the event that the Company shall be wound up and the assets of the Company available for distribution amongst the Members shall be insufficient to repay the whole of the paid up capital such assets shall be distributed so that as nearly as may be the losses shall be borne by the Members in proportion to the capital paid up or which ought to have been paid up on the shares held by them respectively at the commencement of the winding up.

36.2	If in a winding up the assets available for distribution amongst the Members shall be more than sufficient to repay the whole of the capital paid up at the commencement of the winding up the excess shall be distributed amongst the Members in proportion to the number of shares held by them irrespective of the amounts paid up on the shares.

36.3	In the event that the Company is wound up whether voluntarily or otherwise the liquidator may with the sanction of a special resolution divide amongst the Members in specie or in kind any part of the assets of the Company and may vest any part of the assets of the Company in a Trustee or Trustees upon such Trusts and for the benefit of the Members or any of them as the liquidator with the consent of the Members for whose benefit the vesting or transfer is to take place as the liquidator shall think fit. If the liquidator shall think it expedient any division may be otherwise than in accordance with the legal rights of the Members (except where unalterably fixed) and in particular any class may be given preferential or special rights or may be excluded altogether or in part but in case there shall be a division otherwise than in accordance with the legal rights of Members any Member who would be prejudiced thereby shall have a right to dissent and such other ancillary rights as would be given if the determination were a special resolution of the Company. If any shares to be divided in accordance with this Rule involve a liability to pay calls or otherwise any person entitled under such division to any of those shares may within ten (10) days after the passing of the special resolution by notice in writing direct the liquidator to sell his or her proportion of shares and to pay to him or her the net proceeds of such sale and the liquidator shall if it is reasonably possible so to do act accordingly.

37.	INDEMNITY

37.1	Subject to the provisions of the Law every Director, Secretary or officer of the Company or any person employed by the Company as Auditor shall be indemnified out of the funds of the Company against all liability incurred by such person as a Director, Officer or Auditor in defending any proceedings whether civil or criminal in which judgment is given in the persons favour or in which the person is acquitted or in connection with any application under the Law in which relief is granted to the person by a Court.

37.2	Subject to the Law no Director, Auditor or other officer of the Company shall be liable for the acts, receipts, neglect or defaults of any other Director or officer or for joining in any receipt or other act for conformity or for any loss or expense happening to the Company through the inefficiency or deficiency of title to any property acquired by order of the Directors or on behalf of the Company or for the insufficiency or deficiency of any security in or upon which any of the monies of the Company shall be invested or for any loss or damage arising from the Bankruptcy insolvency or tortious act of any person with whom any monies securities or effects shall be deposited or for any loss occasioned by any error of judgment omission default or oversight on the persons part or for any other loss damage or misfortune whatsoever which shall happen in relation to those things unless the same shall happen through the persons own negligence default breach of duty breach of trust or dishonesty.

38.	INSURANCE

To the extent permitted by law the Company may pay, or agree to pay, a premium in respect of a contract insuring a person who is or has been an Officer of the Company or of a subsidiary of the Company against a liability:

38.1	incurred by the person in his or her capacity as an Officer of the Company or a subsidiary of the Company provided that the liability does not arise out of conduct involving a wilful breach of duty in relation to the Company or a subsidiary of the Company or a contravention of the Law; or

38.2	for costs and expenses incurred by that person in defending proceedings, whatever their outcome.

39	MEDIATION

In the event that a dispute shall arise between the Directors or between the Directors and a Member or between the Members or between the Company and a Member concerning the affairs of the company, the parties must attempt to resolve the dispute by mediation as follows:

39.1	Either party may start mediation by serving a mediation notice on the other.

39.2	The notice must state that a dispute has arisen and identify what is in dispute.

39.3	The parties must jointly appoint a Mediator. If the parties fail to agree on the appointment within 7 days of service of the notice, a Mediator will be appointed by the Secretary for the time being of the Law Institute or Law Society (as the case requires) of the State or Territory in which the Company has its registered office upon the application of either party.

39.4	The parties must observe the instructions of the Mediator about the conduct of the mediation execute any written agreements that the Mediator may reasonably ask them to execute and make a genuine and determined effort to resolve the dispute.

39.5	If the dispute is not resolved within 14 days after the Mediator is appointed or any other time that the parties are agreed to in writing, the mediation ceases.

39.6	The Directors and the Members must as far as is reasonably practicable and provided to do so is not in breach of the Law maintain the status quo concerning the affairs of the Company whilst the Mediation process is taking place.

39.7	No request for arbitration may be made nor any application made to a court of law except in the case that the status quo concerning the affairs of the Company is not maintained until such time as the parties have attended a mediation meeting.

39.8	Each party must pay an equal share of the cost of mediation to the Mediator.

39.9	If the dispute is resolved, each party must sign the terms of the agreement and the terms are binding on the parties.

39.10	The mediation procedure is confidential and written statements prepared for the Mediator or for a party and any discussions between the parties and between the parties and the Mediator before or during the mediation procedure cannot be used in any legal proceedings. The Mediator shall destroy any notes made during the mediation at the end of the mediation.

40	INCONSISTENCY WITH THE CORPORATIONS ACT 2001

40.1	In the event that any of these Rules shall be inconsistent with or in breach of any of the provisions of the Law then these Rules shall be read down to the extent that they shall comply with the Law and any Rules that is inconsistent with or in breach of the provisions of the Law shall be deemed to be struck out and shall not form part of these Rules.

40.2	In the event that the provisions of the Law permits an act to be done, a decision to be made or a meeting to be held in a way that is more convenient for the Company or the Directors or is more favorable to the Members or the Directors than as required or permitted by these Rules then the Directors may but shall not be obliged so to do (unless the Law so requires) to make the decision, take the action, give the notice or hold the meeting or do the particular thing as is permitted and in the time and in the manner permitted by the Law.